        Exhibit 1.1

GULF SOUTH PIPELINE COMPANY, LP

$225,000,000

5.75% Notes due 2012

$275,000,000
6.30% Notes due 2017

Purchase Agreement

August 14, 2007

Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated
As Representatives of the Initial Purchasers
c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

Gulf South Pipeline Company, LP, a limited partnership organized under the laws of Delaware (the “Partnership”), together with its general partner, GS Pipeline Company, LLC, a Delaware limited liability company (the “General Partner” and, together with the Partnership, the “Partnership Parties”), proposes to issue and sell to the several parties named in Schedule I hereto (the “Initial Purchasers”), for whom you (the “Representatives”) are acting as representatives, $225,000,000 principal amount of the Partnership’s 5.75% Notes due 2012 (the “2012 Notes”) and $275,000,000 principal amount of the Partnership’s 6.30% Notes due 2017 (the “2017 Notes” and, together with the 2012 Notes, the “Securities”).  The 2012 Notes and the 2017 Notes are to be issued under separate indentures (each an “Indenture,” and together, the “Indentures”), to be dated as of the Closing Date, between the Partnership and The Bank of New York, as trustee (the “Trustee”).  To the extent there are no additional parties listed on Schedule I other than you, the term Representatives as used herein shall mean you as the Initial Purchasers, and the terms Representatives and Initial Purchasers shall mean either the singular or plural as the context requires.  The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate.  Certain terms used herein are defined in Section 21 hereof.

The sale of the Securities to the Initial Purchasers will be made without registration of the Securities under the Act in reliance upon exemptions from the registration requirements of the Act.

In connection with the sale of the Securities, the Partnership has prepared a preliminary offering memorandum, dated August 14, 2007 (as amended or supplemented at the date thereof, including any and all exhibits thereto, the “Preliminary Memorandum”), and a final offering memorandum, dated August 14, 2007 (as amended or supplemented at the Execution Time, including any and all exhibits thereto, the “Final Memorandum”).  Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Partnership and the Securities.  The Partnership hereby confirms that it has authorized the use of the Disclosure Package, the Preliminary Memorandum and the Final Memorandum in connection with the offer and sale of the Securities by the Initial Purchasers.

1.  Representations and Warranties.  Each of the Partnership Parties, jointly and severally, represents and warrants to, and agrees with, each Initial Purchaser as set forth below in this Section 1.

(a)  The Preliminary Memorandum, at the date thereof, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  On the date thereof and on the Closing Date, the Final Memorandum did not and will not (and any amendment or supplement thereto, at the date thereof and on the Closing Date, will not) contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Partnership Parties make no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum in reliance upon and in conformity with information furnished in writing to the Partnership by or on behalf of the Initial Purchasers through the Representatives specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(b)  The Disclosure Package, as of the Execution Time, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with information furnished in writing to the Partnership by or on behalf of the Initial Purchasers through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(c)  No order or decree preventing the use of the Preliminary Memorandum or the Final Memorandum, nor any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Act, has been issued, and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Partnership Parties, is contemplated.

(d)  Except as contemplated by this Agreement, neither of the Partnership Parties, their Affiliates, or any person acting on their behalf has, directly or indirectly, made offers or sales of any Security, or solicited offers to buy, any Security under circumstances that would require the registration of the Securities under the Act.

(e)  None of the Partnership Parties, their Affiliates, or any person acting on their behalf has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities or (ii) engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the Partnership Parties, their Affiliates and the persons acting on their behalf has complied with the offering restrictions requirement of Regulation S.

(f)  The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

(g)  Assuming the completeness and accuracy of the representations and warranties of the Initial Purchasers and their compliance with their agreements, in each case contained in Section 4 hereof, no registration under the Act of the Securities is required for the offer and sale of the Securities to or by the Initial Purchasers in the manner contemplated herein, in the Disclosure Package and the Final Memorandum.

(h)  The Partnership Parties have not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Partnership (except as contemplated in this Agreement).

(i)  The Partnership has not offered, sold or issued any securities, or securities that are convertible into other securities, with terms that are substantially similar to the Securities during the six-month period preceding the date of the Final Memorandum, including any sales pursuant to Section 4(2) under the Act, Regulation D or Regulation S.  No Partnership Party, or any Affiliate of any Partnership Party, has sold or issued any securities that would be integrated with the offering of the Securities contemplated by this Agreement pursuant to the Act, the regulations promulgated thereunder or the interpretations thereof by the Commission.

(j)  Each of the Preliminary Memorandum and the Final Memorandum, as of its date, and each amendment or supplement thereto, as of its date, contained or contains the information specified in, and meets the requirements of, Rule 144A(d)(4) under the Act.

(k)  The Partnership has been duly formed and is validly existing and in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), has the full partnership power and authority necessary to own or hold its properties and assets and to conduct the businesses in which it is engaged, and is duly registered or qualified to do business and in good standing as a foreign limited partnership in each jurisdiction listed opposite its name in Schedule II attached hereto, such jurisdictions being the only jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so register or qualify could not reasonably be expected to have a material adverse effect on the condition (financial or other), results of operations, securityholders’ equity, properties, business or prospects of the Partnership Parties, taken as a whole, whether or not arising in the ordinary course of business (a “Material Adverse Effect”).

(l)  The General Partner has been duly formed and is validly existing and in good standing as a limited liability company under the Delaware Limited Liability Company Act (the “Delaware LLC Act”), has the full limited liability company power and authority necessary to own or hold its properties and assets and to conduct the businesses in which it is engaged, and is duly registered or qualified to do business and in good standing as a foreign limited liability company in each jurisdiction listed opposite its name in Schedule II attached hereto, such jurisdictions being the only jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so register or qualify could not reasonably be expected to have a Material Adverse Effect.

(m)  Boardwalk Pipelines, LP, a Delaware limited partnership (the “Operating Partnership”) owns a 100% limited liability company interest in the General Partner; such limited liability company interest has been duly and validly authorized and issued in accordance with the limited liability company agreement of the General Partner (as the same may be amended and restated on or prior to the Closing Date, the “GP LLC Agreement”) and is fully paid (to the extent required under the GP LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and the Operating Partnership owns such limited liability company interest free and clear of all liens, encumbrances, security interests, equities, charges or claims (collectively, “Liens”).

(n)  The General Partner is the sole general partner of the Partnership, with a 1.0% general partner interest in the Partnership; such general partner interest has been duly and validly authorized and issued in accordance with the agreement of limited partnership of the Partnership (as the same may be amended and restated on or prior to the Closing Date, the “Partnership Agreement”); and the General Partner owns such general partner interest free and clear of all Liens.  The Operating Partnership is the sole limited partner of the Partnership, with a 99.0% limited partner interest in the Partnership; such limited partner interest has been duly and validly authorized and issued in accordance with the Partnership Agreement and is fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-607 and 17-804 of the Delaware LP Act); and the Operating Partnership owns such limited partner interest free and clear of all Liens.

(o)  Other than the General Partner’s 1.0% general partner interest in the Partnership, no Partnership Party owns, directly or indirectly, any equity or short- or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity (other than intercompany advances), and the Partnership has no subsidiaries.

(p)  On the Closing Date, the Partnership will have the requisite partnership power and authority to issue, sell and deliver the Securities, in accordance with and upon the terms and conditions set forth in this Agreement, the Indentures, the Partnership Agreement, the Preliminary Memorandum and the Final Memorandum.  On the Closing Date, all corporate, partnership or limited liability company action, as the case may be, required to be taken by the Partnership Parties or any of their Affiliates, members or partners for the authorization, issuance, sale and delivery of the Securities, the execution and delivery by the Partnership Parties of this Agreement, the Indentures and the Securities and the consummation of the transactions contemplated by this Agreement, the Indentures and the Securities shall have been validly taken.

(q)  This Agreement has been duly and validly authorized, executed and delivered by each of the Partnership Parties.

(r)  Each Indenture has been duly authorized by the Partnership and, when duly executed and delivered by the Partnership and the Trustee, will constitute a valid and binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).  While the parties hereto acknowledge that the Indentures will not be qualified under the Trust Indenture Act, on the Closing Date, the Indentures will conform in all material respects to the requirements of the Trust Indenture Act and the rules and regulations of the Commission applicable to an indenture that is qualified thereunder.

(s)  The Securities have been duly authorized and, on the Closing Date, will have been duly executed by the Partnership and, when authenticated, issued and delivered in the manner provided for in the Indentures and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indentures.

(t)  The Securities and the Indentures will conform in all material respects to the respective statements relating thereto contained in the Preliminary Memorandum and the Final Memorandum.

(u)  None of the offering, issuance and sale by the Partnership of the Securities and the application of the proceeds therefrom as described under the caption “Use of Proceeds” in each of the Preliminary Memorandum and the Final Memorandum, the execution, delivery and performance of this Agreement, the Indentures and the Securities by the Partnership Parties that are parties thereto, or the consummation of the transactions contemplated by this Agreement and the Indentures (i) constitutes or will constitute a violation of the certificate or agreement of limited partnership, certificate of formation, limited liability company agreement or other organizational documents of any Partnership Party or, to the knowledge of the Partnership Parties, any of their Affiliates, (ii) constitutes or will constitute a breach or violation of or a default under (or an event that, with notice or lapse of time or both, would constitute such a breach or violation of or default under), any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Partnership Parties or, to the knowledge of the Partnership Parties, any of their Affiliates is a party, by which any of them is bound or to which any of their respective properties or assets is subject, (iii) violates or will violate any statute, law, ordinance, regulation, order, judgment, decree or injunction of any court or governmental agency or body to which any of the Partnership Parties or, to the knowledge of the Partnership Parties, any of their Affiliates or any of their respective properties or assets may be subject or (iv) will result in the creation or imposition of any Lien upon any property or assets of any Partnership Party or, to the knowledge of the Partnership Parties, any of their Affiliates, which conflicts, breaches, violations, defaults or Liens, in the case of clauses (ii), (iii) or (iv), would, individually or in the aggregate, have a Material Adverse Effect.

(v)  Except for such consents, approvals, authorizations, registrations or qualifications as may be required under applicable state securities laws in connection with the purchase and sale of the Securities by the Initial Purchasers, no consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body to which any of the Partnership Parties or any of their respective properties or assets is subject is required for the execution, delivery and performance of this Agreement, the Indentures and the Securities by the Partnership Parties, the consummation of the transactions contemplated by this Agreement and the Indentures and the application of the proceeds from the sale of the Securities as described under the caption “Use of Proceeds” in each of the Preliminary Memorandum and the Final Memorandum.

(w)  At June 30, 2007, the Partnership would have had, on the as adjusted basis indicated in each of the Preliminary Memorandum and the Final Memorandum, a capitalization as set forth therein.  The historical financial statements (including the related notes and supporting schedules) included in the Preliminary Memorandum and the Final Memorandum present fairly in all material respects the financial position, results of operations and cash flows of the Partnership on the basis stated therein at the respective dates or for the respective periods to which they apply, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved.  The summary historical information set forth in the Preliminary Memorandum and the Final Memorandum under the caption “Summary Historical Financial and Operating Data” is accurately presented in all material respects and prepared on a basis consistent with the audited and unaudited historical consolidated financial statements from which it has been derived.

(x)  Deloitte & Touche LLP, who have certified certain financial statements of the Partnership, whose report appears in each of the Preliminary Memorandum and the Final Memorandum and who have delivered the initial letter referred to in Section 6(e) hereof, are independent certified public accountants with respect to the Partnership under Rule 101 of the AICPA’s Code of Professional Conduct and its interpretations and rulings and were such during the periods covered by the financial statements on which they reported.

(y)  The statistical and market-related data included in each of the Preliminary Memorandum and the Final Memorandum are based on or derived from sources that the Partnership believes to be reliable and accurate in all material respects.

(z)  Each Partnership Party has good and indefeasible title to all real property and good title to all personal property contemplated as owned by it in each of the Preliminary Memorandum and the Final Memorandum, in each case free and clear of all Liens and other defects, except as described in the Disclosure Package or that would not materially affect the value of such property and would not materially interfere with the use made and proposed to be made of such property as described in each of the Preliminary Memorandum and the Final Memorandum.  With respect to title to pipeline rights-of-way, neither of the Partnership Parties has received any actual notice or claim from any owner of land upon which any pipeline that is owned by the Partnership is located that the Partnership does not have sufficient title to enable it to use and occupy the pipeline rights-of-way as they have been used and occupied in the past and are proposed to be used and occupied in the future as described in each of the Preliminary Memorandum and the Final Memorandum, except where such failure to have sufficient title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All assets held under lease or license by the Partnership Parties are held under valid, subsisting and enforceable leases or licenses, with such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially interfere with the use made and proposed to be made of such assets as they have been used in the past and are proposed to be used in the future as described in each of the Preliminary Memorandum and the Final Memorandum.

(aa)  Each Partnership Party carries or is covered by insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is reasonably adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries.  All policies of insurance of the Partnership Parties are in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; the Partnership Parties are in compliance with the terms of such policies in all material respects; and no Partnership Party has received notice from any insurer or agent of such insurer that any material capital improvements or other expenditures are required or necessary to be made in order to continue such insurance.

(bb)  Each Partnership Party owns or possesses adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of its business, and no Partnership Party has any reason to believe that the conduct by either Partnership Party of its business will conflict in any material respect with, and no Partnership Party has received any notice or claim of conflict with, any such rights of any other person or party.

(cc)  Except as described in the Disclosure Package, there are no legal or governmental proceedings pending to which either Partnership Party is a party or to which any property or asset of the Partnership Parties is subject that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the performance of this Agreement, the Indentures and the Securities or the consummation of the transactions contemplated by this Agreement and the Indentures, and to the knowledge of the Partnership Parties, no such proceedings are threatened or contemplated by governmental authorities or others.  There are no legal or governmental proceedings pending that would be required by the Act to be described in the Preliminary Memorandum and the Final Memorandum, if the Preliminary Memorandum and the Final Memorandum were prospectuses included in a registration statement on Form S-1 filed with the Commission, that are not so described.

(dd)  The statements set forth in each of the Preliminary Memorandum and the Final Memorandum under the caption “Description of the Notes,” insofar as they purport to constitute a summary of the terms of the Indentures and the Securities or a summary of certain provisions of documents referred to therein, and under the caption “Certain United States Federal Tax Consequences,” insofar as they purport to summarize the laws referred to therein, are accurate summaries in all material respects

(ee)  Except as described in the Disclosure Package, no labor disturbance by the employees of any Partnership Party (and to the extent that they perform services on behalf of any Partnership Party, employees of any of their Affiliates) exists or, to the knowledge of the Partnership Parties, is imminent or threatened that could reasonably be expected to have a Material Adverse Effect.

(ff)  Since the date as of which information is given in the Preliminary Memorandum, except as otherwise stated in the Disclosure Package, (i) neither Partnership Party has sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, any labor dispute or any court or governmental action, order or decree, and (ii) there has not been any adverse change in the partners’ capital, members’ equity or short- or long-term debt of any Partnership Party or any adverse change, or any development involving a prospective adverse change, in or affecting the condition (financial or otherwise), results of operations, securityholders’ equity, properties, management, business or prospects of any Partnership Party, in each case except as could not reasonably be expected to have a Material Adverse Effect or as set forth or contemplated in the Disclosure Package.

(gg)  Each Partnership Party has filed all tax returns required to be filed through the date hereof, which returns are complete and correct in all material respects, and has paid all taxes shown to be due pursuant to such returns, other than those that (i) if not paid, could not reasonably be expected to have a Material Adverse Effect or (ii) are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles.

(hh)  Since the date as of which information is given in the Preliminary Memorandum, except as otherwise stated in the Disclosure Package, neither Partnership Party has (i) issued or granted any securities, (ii) incurred any liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, (iii) entered into any transaction not in the ordinary course of business or (iv) declared or paid any dividend or distribution on its equity interests.

(ii)  Each Partnership Party (i) makes and keeps accurate books and records and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of such Partnership Party’s financial statements in conformity with accounting principles generally accepted in the United States and to maintain accountability for its assets, (C) access to such Partnership Party’s assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for such Partnership Party’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Partnership Parties’ internal controls over financial reporting are effective and the Partnership Parties are not aware of any material weakness in their internal control over financial reporting.

(jj)  Since the date of the most recent balance sheet of the Partnership reviewed or audited by Deloitte & Touche LLP, (i) the Partnership Parties have not been advised of (A) any significant deficiencies in the design or operation of internal controls that are reasonably likely to adversely affect the ability of the Partnership to record, process, summarize and report financial data, or any material weaknesses in internal controls (whether or not remediated) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Partnership, and (ii) since that date, there have been no changes in internal controls that have materially affected, or are reasonably likely to materially affect, internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(kk)  There is no relationship, direct or indirect, between or among the Partnership Parties, on the one hand, and the directors, officers, securityholders, customers or suppliers of the Partnership Parties, on the other hand, that would be required by the Act to be described in the Preliminary Memorandum and the Final Memorandum, if the Preliminary Memorandum and the Final Memorandum were prospectuses included in a registration statement on Form S-1 filed with the Commission, that is not so described.

(ll)  Neither of the Partnership Parties (i) is in violation of its certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other organizational documents, (ii) is in breach of or default under any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party, by which it is bound or to which any of its properties or assets is subject (and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default), (iii) is in violation of any statute, law, ordinance, rule, regulation, order, judgment, decree or injunction of any court or governmental agency or body to which it or its property or assets may be subject or (iv) has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except, in the case of clauses (ii) or (iv), as could not reasonably be expected to have a Material Adverse Effect.

(mm)  Except as described in the Disclosure Package, the Partnership Parties (i) are in compliance with any and all applicable federal, state and local laws, regulations, ordinances, rules, orders, judgments, decrees or other legal requirements relating to the protection of human health and safety, the environment or natural resources or imposing liability or standards of conduct concerning any Hazardous Materials (as defined below) (“Environmental Laws”), (ii) have received, and as necessary maintained, all permits required of them under applicable Environmental Laws to conduct their respective businesses, (iii) are in compliance with all terms and conditions of any such permits and (iv) do not have any liability in connection with the release into the environment of any Hazardous Material, except where such noncompliance with Environmental Laws, failure to receive and maintain required permits, failure to comply with the terms and conditions of such permits or liability in connection with such releases could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The term “Hazardous Material” means (1) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), (2) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (3) petroleum or any petroleum product, (4) any polychlorinated biphenyl and (5) any pollutant, contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any other Environmental Law.  No Partnership Party has been named as a “potentially responsible party” under CERCLA or any other similar Environmental Law, except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Except as described in the Disclosure Package, no Partnership Party (A) is a party to any proceeding under Environmental Laws in which a governmental authority is also a party, other than proceedings regarding which it is believed that no monetary penalties in excess of $100,000 will be imposed, (B) has received notice of any potential liability for the disposal or release of any Hazardous Material, except where such liability could not reasonably be expected to have a Material Adverse Effect or (C) anticipates any material capital expenditures relating to Environmental Laws.

(nn)  Each Partnership Party is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which any Partnership Party would have any liability; no Partnership Party has incurred or expects to incur liability under (i) Title IV of ERISA with respect to the termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” that is intended to be qualified under Section 401(a) of the Code and for which any Partnership Party would have any liability is so qualified and nothing has occurred, whether by action or by failure to act, that would cause the loss of such qualification.

(oo)  Each Partnership Party has, or on the Closing Date will have, such permits, consents, licenses, franchises, certificates and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are necessary to own or lease its properties and to conduct its business in the manner described in each of the Preliminary Memorandum and the Final Memorandum, except as disclosed in or specifically contemplated by the Disclosure Package or except for any failure to have any such Permit that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Except as described in the Disclosure Package, each Partnership Party has fulfilled and performed all of its material obligations with respect to all such Permits, and no event has occurred that would prevent any such Permit from being renewed or reissued, that allows, or after notice or lapse of time would allow, revocation or termination of any such Permit or that would result in any other impairment of the rights of the holder of any such Permit, except for any such non-renewal, revocation, termination or impairment that could not reasonably be expected to have a Material Adverse Effect.

(pp)  The Partnership is not, and as of the Closing Date and after giving effect to the application of the net proceeds of the offering as described under the caption “Use of Proceeds” in the Disclosure Package and the Final Memorandum, the Partnership will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(qq)  Neither of the Partnership Parties or, to the knowledge of the Partnership Parties, any of their Affiliates, has distributed, and prior to the later to occur of the Closing Date and completion of the distribution of the Securities, neither of the Partnership Parties or, to the knowledge of the Partnership Parties, any of their affiliates, will distribute, any offering material in connection with the offering and sale of the Securities other than the Disclosure Package and the Final Memorandum.

(rr)  Neither of the Partnership Parties or, to the knowledge of the Partnership Parties, any of their affiliates has taken, nor will either of the Partnership Parties or, to the knowledge of the Partnership Parties, any of their affiliates take, directly or indirectly, any action that has constituted, that was designed to cause or result in, or that could reasonably be expected to cause or result in, the stabilization or manipulation of the price of any security of any Partnership Party to facilitate the sale or resale of the Securities.

(ss)             Except for this Agreement, there are no contracts, agreements or understandings between the Partnership and any person that would give rise to a valid claim against the Partnership Parties or any Initial Purchaser for a brokerage commission, finder’s fee or other like payment in connection with the offering and sale of the Securities contemplated by this Agreement.

(tt)  Except as disclosed in the Preliminary Memorandum and the Final Memorandum, the Partnership (i) does not have any material lending or other relationship with any Initial Purchaser or affiliate of any Initial Purchaser and (ii) does not intend to use any of the proceeds from the sale of the Securities hereunder to repay any outstanding debt owed to any affiliate of any Initial Purchaser.

Any certificate signed by or on behalf of any Partnership Party and delivered to the Representatives or counsel for the Initial Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by each such Partnership Party, as to matters covered thereby, to each Initial Purchaser.

2.  Purchase and Sale.  Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Partnership agrees to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Partnership: (a) at a purchase price of 99.216% of the principal amount thereof, plus accrued interest, if any, from August 17, 2007 to the Closing Date, the principal amount of 2012 Notes set forth opposite such Initial Purchaser’s name in Schedule I hereto, and (b) at a purchase price of 99.131% of the principal amount thereof, plus accrued interest, if any, from August 17, 2007 to the Closing Date, the principal amount of 2017 Notes set forth opposite such Initial Purchaser’s name in Schedule I hereto.

3.  Delivery and Payment.  Delivery of and payment for the Securities shall be made at 10:00 A.M., New York City time, on August 17, 2007, or at such time on such later date not more than three Business Days after the foregoing date as the Representatives shall designate, which date and time may be postponed by agreement between the Representatives and the Partnership or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”).  Delivery of the Securities shall be made to the Representatives for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Representatives of the purchase price thereof to or upon the order of the Partnership by wire transfer payable in same-day funds to the account specified by the Partnership.  Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representatives shall otherwise instruct.

4.  Offering, Representations and Warranties by Initial Purchasers.

(a)  Each Initial Purchaser acknowledges that the Securities have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S) except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.

(b)  Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with the Partnership Parties that:

(i)  it has not offered or sold, and will not offer or sell, any Securities as part of their distribution at any time except:

(A)  within the United States to persons, or to, or for the account of benefit of, U.S. persons, in each case whom it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Act) or

(B)  to persons other than U.S. persons outside the United States in accordance with Rule 903 of Regulation S;

(ii)  neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States;

(iii)  in connection with each sale pursuant to Section 4(b)(i)(A), it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale may be made in reliance on Rule 144A;

(iv)  neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and

(v)  it is an “accredited investor” (as defined in Rule 501(a) of Regulation D);

(vi)  without the prior written consent of the Partnership, it has not given and will not give to any prospective purchaser of the Securities any written information concerning the offering of the Securities (“Written Information”) other than materials contained in the Disclosure Package, the Final Memorandum or any other offering materials prepared by or with the prior written consent of the Partnership; provided that the prior written consent of the Partnership shall be deemed to have been given in respect of (x) preliminary and final term sheets relating to the offer and sale of the Securities containing customary terms and (y) material relating to the offer and sale of the Securities prepared by the Initial Purchasers that does not contain information provided by or on behalf of the Partnership specifically for use in such material;

(vii)  at or prior to the confirmation of any sale of Securities pursuant to Regulation S, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it or through it during the distribution compliance period (as defined in Regulation S) a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Act”), and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering, except in either case in accordance with Regulation S or Rule 144A under the Act. Terms used in this paragraph have the meanings given to them by Regulation S;” and

(viii)  it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities, in circumstances in which Section 21(1) of the FSMA does not apply to the Partnership Parties;

(ix)  it has complied and will comply with all applicable provisions of the FMSA with respect to anything done by it in relation to the Securities in, from and otherwise involving the United Kingdom; and

(x)  in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), it has not made and will not make an offer to the public of any Securities which are the subject of the offering contemplated by this Agreement in that Relevant Member State, except that it may make an offer to the public in that Relevant Member State of any Securities at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(A)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(B)
to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year, (ii) a total balance sheet of more than €43,000,000 and (iii) an annual turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(C)
to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior written consent of the Representatives for any such offer; or

(D)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Securities shall result in a requirement for the publication by the Partnership Parties or any Initial Purchaser of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

5.  Agreements.  The Partnership Parties agree with each Initial Purchaser that:

(a)  The Partnership will furnish to each Initial Purchaser and to counsel for the Initial Purchasers, without charge, during the period referred to in Section 5(d) below, as many copies of the Disclosure Package, the Final Memorandum, each amendment or supplement thereto, and the materials contained therein as they may reasonably request.

(b)  The Partnership will prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule III hereto.

(c)  The Partnership will not amend or supplement the Disclosure Package or the Final Memorandum without the prior written consent of the Representatives.

(d)  If at any time prior to the completion of the sale of the Securities by the Initial Purchasers (as determined by the Representatives), any event occurs as a result of which the Disclosure Package or the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Final Memorandum to comply with applicable law, the Partnership will promptly (i) notify the Representatives of any such event; (ii) subject to the requirements of Section 5(c), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Final Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request.

(e)  Without the prior written consent of the Representatives, the Partnership Parties have not given and will not give to any prospective purchaser of the Securities any Written Information other than materials contained in the Disclosure Package, the Final Memorandum or any other offering materials prepared by or with the prior written consent of the Representatives.

(f)  The Partnership will arrange, if necessary, for the qualification of the Securities for sale by the Initial Purchasers under the laws of such jurisdictions as the Representatives may reasonably designate (including Japan and certain provinces of Canada) and will maintain such qualifications in effect so long as reasonably required for the sale of the Securities; provided that in no event shall the Partnership be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to service of process in suits in any jurisdiction where it is not now so subject.  The Partnership will promptly advise the Representatives of the receipt by the Partnership of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(g)  During the period of two years following the Closing Date, the Partnership Parties will not, and will not permit any of its Affiliates to, resell any Securities that have been acquired by any of them.

(h)  None of the Partnership Parties, their Affiliates, or any person acting on their behalf will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Act.

(i)  None of the Partnership Parties, their Affiliates, or any person acting on their behalf will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities.

(j)  None of the Partnership Parties, their Affiliates, or any person acting on their behalf will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.

(k)  For so long as any of the Securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the Partnership, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act or it is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, will provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act.  This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

(l)  The Partnership Parties will cooperate with the Representatives and use their commercially reasonable efforts to permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.

(m)  Each of the Securities will bear, to the extent applicable, the legend contained in “Notice to Investors” in the Preliminary Memorandum and the Final Offering Memorandum for the time period and upon the other terms stated therein.

(n)  The Partnership Parties will not take, directly or indirectly, any action designed to, or that has constituted or that might reasonably be expected to, cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Partnership to facilitate the sale or resale of the Securities.

(o)  The Partnership will, for a period of twelve months following the Execution Time, furnish to the Representatives (i) all reports or other communications (financial or other) generally made available to the unitholders of Boardwalk Pipelines Partners, LP, and deliver such reports and communications to the Representatives as soon as they are available, unless such documents are furnished to or filed with the Commission or any securities exchange on which any class of securities of the Partnership is listed and generally made available to the public, and (ii) such additional information concerning the business and financial condition of the Partnership as the Representatives may from time to time reasonably request.

(p)  The Partnership will comply with all applicable securities and other laws, rules and regulations, and use its best efforts to cause the Partnership Parties’ directors and officers, in their capacities as such, to comply with such laws, rules and regulations.

(q)  The Partnership agrees to pay the costs and expenses relating to the following matters:  (i) the issuance of the Securities and the fees of the Trustee; (ii) the preparation, printing or reproduction of the Disclosure Package, the Final Memorandum, each amendment or supplement thereto, and the materials contained therein; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the Disclosure Package, the Final Memorandum, each amendment or supplement thereto, and the materials contained therein, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the authentication, issuance and delivery of the Securities; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (vi) the preparation and delivery of any blue sky memorandum; (vii) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states, Japan, the provinces of Canada and any other jurisdictions specified pursuant to Section 5(f) (including filing fees and the reasonable fees and expenses of counsel for the Initial Purchasers relating to such registration and qualification); (viii) the transportation and other expenses incurred by or on behalf of Partnership representatives in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the Partnership’s accountants and the fees and expenses of counsel (including local and special counsel) for the Partnership; and (x) all other costs and expenses incident to the performance by the Partnership of its obligations hereunder; provided that, except as provided in this Section 5 and in Section 7 hereof, the Initial Purchasers shall pay their own costs and expenses, including the costs and expenses of their counsel, any transfer taxes on the Securities that they may sell and the expenses of advertising any offering of the Securities made by the Initial Purchasers.

6.  Conditions to the Obligations of the Initial Purchasers.  The obligations of the Initial Purchasers to purchase the Securities shall be subject to the accuracy of the representations and warranties of the Partnership Parties contained herein at the Execution Time and on the Closing Date, to the accuracy of the statements of the Partnership Parties made in any certificates pursuant to the provisions hereof, to the performance by the Partnership Parties of their obligations hereunder and to the following additional conditions:

(a)  The Partnership shall have requested and caused Vinson & Elkins L.L.P., counsel for the Partnership, to furnish to the Representatives its opinion, dated the Closing Date and addressed to the Representatives, to the effect that:

(i)  Assuming the accuracy of the representations and warranties and compliance with the agreements contained herein (without regard to the representation found in Section 1(g)), no registration under the Act of the Securities is required for the sale and delivery of the Securities by the Partnership to the Initial Purchasers or the offer and sale by the Initial Purchasers of the Securities solely in the manner contemplated herein, in the Disclosure Package and in the Final Memorandum and no qualification of an indenture under the Trust Indenture Act is required; provided, however, that such counsel expresses no opinion as to any subsequent resale of any Security;

(ii)   The Partnership has been duly formed and is validly existing and in good standing as a limited partnership under the Delaware LP Act, has the full partnership power and authority necessary to own or hold its properties and assets and to conduct the businesses in which it is engaged, and is duly registered or qualified to do business and is in good standing as a foreign limited partnership in each jurisdiction listed opposite its name in Schedule II hereto;

(iii)  The General Partner has been duly formed and is validly existing and in good standing as a limited liability company under the Delaware LLC Act, has the full limited liability company power and authority necessary to own or hold its properties and assets and to conduct the businesses in which it is engaged, and is duly registered or qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction listed opposite its name in Schedule II hereto;

(iv)  The Operating Partnership owns a 100% limited liability company interest in the General Partner; such limited liability company interest has been duly and validly authorized and issued in accordance with the GP LLC Agreement and is fully paid (to the extent required under the GP LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and the Operating Partnership owns such limited liability company interest free and clear of all Liens (except restrictions on transferability contained in the GP LLC Agreement, as described in the Preliminary Memorandum or created or arising under the Delaware LLC Act) (i) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the Operating Partnership as debtor is on file with the Secretary of State of the State of Delaware or (ii) otherwise known to such counsel, without independent investigation, other than those created by or arising under the Delaware LLC Act or the GP LLC Agreement;

(v)  The General Partner is the sole general partner of the Partnership, with a 1.0% general partner interest in the Partnership; such general partner interest has been duly and validly authorized and issued in accordance with the Partnership Agreement; and the General Partner owns such general partner interest free and clear of all Liens (except restrictions on transferability contained in the Partnership Agreement, as described in the Preliminary Memorandum or created or arising under the Delaware LP Act) (A) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the General Partner as debtor is on file with the Secretary of State of the State of Delaware or (B) otherwise known to such counsel, without independent investigation, other than those created by or arising under the Delaware LP Act or the Partnership Agreement.  The Operating Partnership is the sole limited partner of the Partnership, with a 99.0% limited partner interest in the Partnership; such limited partner interest has been duly and validly authorized and issued in accordance with the Partnership Agreement and is fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act); and the Operating Partnership owns such limited partner interest free and clear of all Liens (except restrictions on transferability contained in the Partnership Agreement, as described in the Preliminary Memorandum or created or arising under the Delaware LP Act) (A) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the Operating Partnership as debtor is on file with the Secretary of State of the State of Delaware or (B) otherwise known to such counsel, without independent investigation, other than those created by or arising under the Delaware LP Act or the Partnership Agreement;

(vi)  The Purchase Agreement has been duly and validly authorized, executed and delivered by each of the Partnership Parties;

(vii)  Each Indenture has been duly and validly authorized, executed and delivered by the Partnership and (assuming the due authorization, execution and delivery thereof by the Trustee) constitutes a valid and binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing;

(viii)  The Securities have been duly and validly authorized by the Partnership and, assuming that the Securities have been duly authenticated by the Trustee in the manner described in its certificate delivered to you today (which fact such counsel need not determine by an inspection of the Securities) and have been delivered against payment of the purchase price therefor as provided in the Purchase Agreement, have been duly executed, issued and delivered by the Partnership and constitute valid and binding obligations of the Partnership, enforceable against the Partnership in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, and will be in the form contemplated by, and entitled to the benefits of, the Indentures;

(ix)  None of the offering, issuance and sale by the Partnership of the Securities, the execution, delivery and performance of the Purchase Agreement, the Indentures and the Securities by the Partnership Parties that are parties thereto, or the consummation of the transactions contemplated thereby (i) constitutes or will constitute a violation of the certificate or agreement of limited partnership, certificate of formation, limited liability company agreement or other organizational documents of either of the Partnership Parties, (ii) constitutes or will constitute a breach or violation of or a default under (or an event that, with notice or lapse of time or both, would constitute such a breach or violation of or default under), any agreement filed as an exhibit to Boardwalk Pipeline Partners, LP’s Form 10-K for the year ended December 31, 2006 or any subsequent reports filed by Boardwalk Pipeline Partners, LP under the Exchange Act or (iii) violates or will violate any applicable law of the United States of America or the State of New York, the Delaware LP Act or the Delaware LLC Act, excluding in the case of clauses (ii) and (iii) any such breaches, violations and defaults that would not have a Material Adverse Effect;

(x)  No Governmental Approval is required for the execution, delivery and performance of the Purchase Agreement, the Indentures and the Securities by the Partnership Parties that are parties thereto, the consummation of the transactions contemplated thereby and the application of the proceeds from the sale of the Securities as described under the caption “Use of Proceeds” in each of the Preliminary Memorandum and the Final Memorandum, except for such Governmental Approvals (i) as have been obtained or made or (ii) would not have a Material Adverse Effect if not obtained or made;

(xi)  The statements set forth in each of the Preliminary Memorandum and the Final Memorandum under the caption “Description of the Notes,” insofar as they purport to constitute a summary of the terms of the Indentures and the Securities or a summary of certain provisions of documents referred to therein, and under the caption “Certain United States Federal Tax Consequences,” insofar as they purport to summarize the laws referred to therein, are accurate summaries in all material respects, subject to the qualifications and assumptions therein; and the Securities and the Indentures conform in all material respects to the descriptions thereof contained in the Preliminary Memorandum and the Final Memorandum under the caption “Description of the Notes;” and

(xii)  The Partnership is not, and after giving effect to the application of the net proceeds from the offering as described under the caption “Use of Proceeds” in each of the Preliminary Memorandum and the Final Memorandum, the Partnership will not be, an “investment company” as defined in the Investment Company Act.

In rendering such opinion, such counsel may state that its opinion is limited to matters governed by the federal laws of the United States of America, the laws of the State of New York, the Delaware LP Act and the Delaware LLC Act.  Such counsel need not express any opinion with respect to the title of any of the Partnership Parties to any of their respective real or personal property, and need not express any opinion with respect to state or local taxes or tax statutes to which any of the Partnership Parties may be subject.

In addition, such counsel shall state that it has participated in conferences with officers and other representatives of the Partnership Parties, representatives of the independent registered public accounting firm of the Partnership and representatives of the Initial Purchasers, at which the contents of the Disclosure Package and the Final Memorandum and related matters were discussed, and although such counsel did not independently investigate or verify the information set forth in the Disclosure Package and the Final Memorandum, and such counsel is not passing upon and does not assume any responsibility for, the accuracy, completeness or fairness of the statements contained in the Disclosure Package and the Final Memorandum (except to the extent specified in paragraph (xii) above), based on the foregoing (relying as to factual matters in respect of the determination of materiality to the extent such counsel deems reasonable and appropriate upon the statements of fact made by officers and other representatives of the Partnership Parties), no facts have come to such counsel’s attention that have led such counsel to believe that:

(A)           the Final Memorandum, as of its date and as of the Closing Date, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(B)           the Disclosure Package, as of the Execution Time, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

except that in each case such counsel need express no opinion with respect to the financial statements and notes and schedules thereto or other related financial, accounting and statistical data contained in or omitted from the Disclosure Package or the Final Memorandum or any further amendment or supplement thereto.

“Applicable law” means those laws, rules and regulations that, in such counsel’s experience, are normally applicable to transactions of the type contemplated by the Purchase Agreement, the Indentures and the Securities without such counsel’s having made any special investigation as to the applicability of any specific law, rule or regulation, and that are not the subject of a specific opinion herein referring expressly to a particular law or laws; provided however, that such references do not include any municipal or other local laws, rules or regulations, any antifraud, environmental, labor, tax, state securities or Blue Sky, insurance or antitrust laws, rules or regulations, the Natural Gas Act, as amended, the rules and regulations promulgated thereunder by the Federal Energy Regulatory Commission, and the rules and regulations of the National Association of Securities Dealers, Inc.

“Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any executive, legislative, judicial, administrative or regulatory authority of the State of New York, the State of Delaware or the United States of America, pursuant to (a)  applicable laws of the State of New York,  (b) applicable laws of the United States of America, (c) the Delaware LP Act or (d) the Delaware LLC Act.

(b)  The Partnership shall have requested and caused Michael E. McMahon, General Counsel for the General Partner, to furnish to the Representatives his opinion, dated the Closing Date and addressed to the Representatives, to the effect that:

(i)  Except as described in the Disclosure Package, there are no legal or governmental proceedings pending to which either Partnership Party is a party or to which any property or asset of either Partnership Party is subject that, if determined adversely to such Partnership Party, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or an adverse effect on the performance of the Purchase Agreement or the consummation of the transactions contemplated thereby, and, to his knowledge, no such proceedings are threatened or contemplated by governmental authorities or others; and to his knowledge, there are no statutes or pending or threatened legal or governmental proceedings that would be required by the Act to be described in the Preliminary Memorandum and the Final Memorandum, if the Preliminary Memorandum and the Final Memorandum were prospectuses included in a registration statement on Form S-1 filed with the Commission, that are not so described;

(ii)  The statements made in each of the Preliminary Memorandum and the Final Memorandum under the captions “Risk Factors—Risks Related to Our Business—Our natural gas transportation, gathering and storage operations are subject to FERC rate-making and accounting policies that could have an adverse impact on our ability to establish rates that would allow us to recover the full cost of operating our pipelines including a reasonable return and our ability to service our debt,” “Risk Factors—Our natural gas transportation and storage operations are subject to extensive regulation by FERC in addition to FERC rules and regulations related to the rates we can charge for our services,” “Risk Factors—We are subject to laws and regulations relating to the environment which may expose us to significant costs, liabilities and loss of revenues,” “Risk Factors—Pipeline safety integrity programs and repairs may impose significant costs and liabilities on us,” “Risk Factors—We are subject to strict regulations at many of our facilities regarding employee safety” and “Business—Regulatory and Environmental,” insofar as they refer to statements of law or legal conclusions, fairly summarize the matters referred to therein in all material respects, subject to the qualifications and assumptions therein; and

(iii)  None of the offering, issuance and sale by the Partnership of the Securities and the application of the proceeds therefrom as described under the caption “Use of Proceeds” in the Preliminary Memorandum and the Final Memorandum, the execution, delivery and performance of the Purchase Agreement, the Indentures and the Securities by the Partnership Parties, or the consummation of the transactions contemplated thereby violates or will violate the Natural Gas Act, as amended, or the rules and regulations promulgated thereunder by the Federal Energy Regulatory Commission.

In addition, he shall state that he has participated in conferences with officers and other representatives of the Partnership Parties, representatives of the independent registered public accounting firm of the Partnership and representatives of the Initial Purchasers, at which the contents of the Disclosure Package and Final Memorandum and related matters were discussed, and although he did not independently investigate or verify the information set forth in the Disclosure Package and Final Memorandum, and he is not passing upon and does not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Disclosure Package and Final Memorandum (except to the extent specified in paragraphs (i), (ii) and (iv) above), based on the foregoing (relying as to factual matters in respect of the determination of materiality to the extent he deems reasonable and appropriate upon the statements of fact made by officers and other representatives of the Partnership Parties), no facts have come to hisattention that have led such counsel to believe that:

(A)           the Final Memorandum, as of its date and as of the Closing Date, contained or contains any untrue statement of a material fact or omitted or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or

(B)           the Disclosure Package, as of the Execution Time, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

except that in each case he need express no opinion with respect to the financial statements and notes and schedules thereto or other related financial, accounting and statistical data contained in or omitted from the Disclosure Package or the Final Memorandum or any further amendment or supplement thereto.

(c)  The Representatives shall have received from Andrews Kurth LLP, counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date and addressed to the Representatives, with respect to the issuance and sale of the Securities, the Indentures, the Disclosure Package, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Representatives may reasonably require, and the Partnership shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(d)  The General Partner shall have furnished to the Representatives a certificate of the General Partner, on behalf of the Partnership, signed by (x) the President of the General Partner and (y) the principal financial or accounting officer of the General Partner, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Disclosure Package and the Final Memorandum, any supplements or amendments thereto, and this Agreement and that:

(i)  the representations and warranties of the Partnership Parties in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and each of the Partnership Parties has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii)  since the date of the most recent financial statements included in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the Partnership Parties, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(e)  At the Execution Time and on the Closing Date, the Partnership shall have requested and caused Deloitte & Touche LLP to furnish to the Representatives letters, dated as of the Execution Time and as of the Closing Date, respectively, in form and substance satisfactory to the Representatives and confirming that they are independent certified public accountants with respect to the Partnership under Rule 101 of the AICPA’s Code of Professional Conduct and its interpretations and rulings and stating in effect that:

(i)  on the basis of a reading of the latest unaudited financial statements made available by the Partnership; their limited review in accordance with the standards established under Statement on Auditing Standards No. 100 of the unaudited interim financial information for the six-month periods ended June 30, 2007 and 2006, and as of June 30, 2007; carrying out certain specified procedures (but not an examination in accordance with generally accepted auditing standards) which would not necessarily reveal matters of significance with respect to the comments set forth in such letter; a reading of the minutes of the meetings of the unitholders, directors and audit committee of the General Partner; and inquiries of certain officials of the Partnership who have responsibility for financial and accounting matters of the Partnership as to transactions and events subsequent to December 31, 2006, nothing came to their attention which caused them to believe that:

(A)  any unaudited financial statements included in the Preliminary Memorandum or the Final Memorandum do not comply as to form with generally accepted accounting principles applied on a basis substantially consistent with that of the audited financial statements included in the Preliminary Memorandum and the Final Memorandum; or

(B)  with respect to the period subsequent to June 30, 2007, there were, at a specified date not more than five days prior to the date of the letter, any changes in the long-term debt of the Partnership or decreases in net current assets or total partners’ capital of the Partnership as compared with the amounts shown on the June 30, 2007 balance sheet included in the Preliminary Memorandum and the Final Memorandum, or for the period from July 1, 2007 to such specified date there were any decreases, as compared with the corresponding period in the preceding year, in revenues, operating income or net income of the Partnership, except in all instances for changes or decreases set forth in such letter, in which case the letter shall be accompanied by an explanation by the Partnership as to the significance thereof unless said explanation is not deemed necessary by the Representatives; and

(ii)  they have performed certain other specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature (which is limited to accounting, financial or statistical information derived from the general accounting records of the Partnership) set forth in the Preliminary Memorandum and the Final Memorandum, including the information set forth under the captions “Summary Historical Financial and Operating Data” and “Management’s Discussion and Analysis of Results of Operation and Financial Condition” in the Preliminary Memorandum and the Final Memorandum, agrees with the accounting records of the Partnership, excluding any questions of legal interpretation.

(f)  Subsequent to the Execution Time or, if earlier, the date of the most recent financial statements included in the Disclosure Package (exclusive of any amendment or supplement thereto) and the Final Memorandum (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraph (e) of this Section 6; or (ii) any adverse change, or any development involving a prospective adverse change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the Partnership Parties taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), the effect of which, in any case referred to in clause (i) or (ii) above, is, in the judgment of the Representatives, so material and adverse as to make it impracticable or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(g)  The Securities shall be eligible for clearance and settlement through The Depository Trust Company.

(h)  Subsequent to the Execution Time, there shall not have been any downgrading in the rating of any debt securities of the Partnership or any of its Affiliates by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g) under the Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(i)  Prior to the Closing Date, the Partnership shall have furnished to the Representatives such further information, certificates and documents as the Representatives may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled in all material respects when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Representatives and counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be cancelled at, or at any time prior to, the Closing Date by the Representatives.  Notice of such cancellation shall be given to the Partnership in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 will be delivered at the office of counsel for the Initial Purchasers, at 450 Lexington Ave., 15th Floor, New York, New York 10017, on the Closing Date.

7.  Reimbursement of Expenses.  If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied or because of any refusal, inability or failure on the part of either of the Partnership Parties to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Initial Purchasers, the Partnership Parties will reimburse the Initial Purchasers severally through Citi on demand for all out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8.  Indemnification and Contribution.

(a)  The Partnership Parties, jointly and severally, agree to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees, Affiliates and agents of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum, any Issuer Written Information or any other written information used by or on behalf of the Partnership in connection with the offer or sale of the Securities, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party for any legal or other expenses reasonably incurred by it, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Partnership Parties will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum or the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Partnership by or on behalf of the Initial Purchasers through the Representatives specifically for inclusion therein.  This indemnity agreement will be in addition to any liability that the Partnership Parties may otherwise have.

(b)  Each Initial Purchaser severally, and not jointly, agrees to indemnify and hold harmless the Partnership Parties, each of their directors and officers, and each person who controls the Partnership Parties within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity to each Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished in writing to the Partnership by or on behalf of such Initial Purchaser through the Representatives specifically for inclusion in the Preliminary Memorandum or the Final Memorandum.  This indemnity agreement will be in addition to any liability that any Initial Purchaser may otherwise have.  The Partnership Parties acknowledge that the statements set forth (i) in the last paragraph of the cover page (regarding delivery of the Securities) and (ii) under the heading “Plan of Distribution,” in (A) the table of Initial Purchasers (including the principal amount of Securities to be purchased by such Initial Purchasers) and (B) the 7th and 8th paragraphs (related to stabilization and syndicate covering transactions) in the Preliminary Memorandum and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Preliminary Memorandum or the Final Memorandum.  This indemnity agreement will be in addition to any liability that the Initial Purchaser may otherwise have.

(c)  Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above.  The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party.  Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ one separate counsel (in addition to local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d)  In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Partnership Parties and the Initial Purchasers severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the Partnership Parties and one or more of the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the Partnership Parties on the one hand and by the Initial Purchasers on the other from the offering of the Securities; provided, however, that in no case shall any Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Securities purchased by such Initial Purchaser hereunder.  If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Partnership Parties and the Initial Purchasers severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Partnership Parties on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations.  Benefits received by the Partnership Parties shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions.  Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Partnership Parties on the one hand or the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The Partnership Parties and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above.  Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 8, each person who controls an Initial Purchaser within the meaning of either the Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the Partnership Parties within the meaning of either the Act or the Exchange Act and each officer and director of the Partnership Parties shall have the same rights to contribution as the Partnership Parties, subject in each case to the applicable terms and conditions of this paragraph (d).

9.  Default by an Initial Purchaser.  If any one or more Initial Purchasers shall fail to purchase and pay for any of the Securities agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Initial Purchasers) the Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Initial Purchasers do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Initial Purchaser or the Partnership Parties.  In the event of a default by any Initial Purchaser as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representatives shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected.  Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the Partnership Parties or any nondefaulting Initial Purchaser for damages occasioned by its default hereunder.

10.  Termination.  This Agreement shall be subject to termination in the absolute discretion of the Representatives, by notice given to the Partnership prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading in securities generally on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market shall have been suspended or limited or minimum prices shall have been established on such exchange; (ii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities; or (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

11.  Representations and Indemnities to Survive.  The respective agreements, representations, warranties, indemnities and other statements of the Partnership Parties or their officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or the Partnership Parties or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities.  The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12.  Notices.  All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representatives, will be mailed, delivered or telefaxed to the Citi General Counsel (fax no.:  (212) 816-7912) and confirmed to Citi at 388 Greenwich Street, New York, New York 10013, Attention:  General Counsel; or, if sent to the Partnership Parties, will be mailed, delivered or telefaxed to (270) 683-5657 and confirmed to it at the Partnership’s address set forth in the Final Memorandum, attention of the Chief Financial Officer.

13.  Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(k) hereof, no other person will have any right or obligation hereunder.

14.  Jurisdiction.  The Partnership Parties hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

15.  Integration.  This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Partnership Parties and the Initial Purchasers, or any of them, with respect to the subject matter hereof.

16.  Applicable Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York.

17.  Waiver of Jury Trial.  Each of the Partnership Parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

18.  No Fiduciary Duty.  The Partnership Parties hereby acknowledge that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Partnership, on the one hand, and the Initial Purchasers and any Affiliate through which it may be acting, on the other, (b) the Initial Purchasers are acting as principal and not as an agent or fiduciary of the Partnership and (c) the Partnership’s engagement of the Initial Purchasers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the Partnership agrees that it is solely responsible for making its own judgments in connection with the offering (irrespective of whether any of the Initial Purchasers has advised or is currently advising the Partnership on related or other matters).  The Partnership Parties agree that they will not claim that the Initial Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the Partnership Parties, in connection with such transaction or the process leading thereto.

19.  Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

20.  Headings.  The section headings used herein are for convenience only and shall not affect the construction hereof.

21.  Definitions.  The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.

“Agreement” shall mean this Purchase Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York.

“Citi” shall mean Citigroup Global Markets Inc.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Preliminary Memorandum, as amended or supplemented at the Execution Time, (ii) the final term sheet prepared pursuant to Section 5(b) hereto and in the form attached as Schedule III hereto and (iii) any Issuer Written Information.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Issuer Written Information” shall mean any writings in addition to the Preliminary Memorandum that the parties expressly agree in writing to treat as part of the Disclosure Package.

“NASD” shall mean the National Association of Securities Dealers, Inc.

 “Regulation D” shall mean Regulation D under the Act.

“Regulation S” shall mean Regulation S under the Act.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

[Signature page follows]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Partnership Parties and the several Initial Purchasers.

Very truly yours,

GS Pipeline Company, LLC

By: /s/ Jamie L. Buskill

Name:  Jamie L. Buskill

Title:    Chief Financial Officer

Gulf South Pipeline Company, LP

By: GS Pipeline Company, LLC, its general partner

By: /s/ Jamie L. Buskill

Name:  Jamie L. Buskill

Title:    Chief Financial Officer

Signature Page to Purchase Agreement

The foregoing Agreement is hereby

confirmed and accepted as of the

date first above written.

Citigroup Global Markets Inc.

By:	/s/ Brian Bednarski

Name: Brian Bednarski

Title: Director

Morgan Stanley & Co. Incorporated

By:	/s/ Yurij Slyz

Name: Yurij Slyz

Title: VP

For themselves and the other several Initial
Purchasers named in Schedule I to the
foregoing Agreement.

Signature Page to Purchase Agreement

SCHEDULE I

Initial Purchasers	Principal Amount of 2012 Notes to be Purchased	Principal Amount of 2017 Notes to be Purchased
Citigroup Global Markets Inc.	U.S.$112,500,000.00	U.S.$137,500,000.00
Morgan Stanley & Co. Incorporated	U.S.$112,500,000.00	U.S.$137,500,000.00

Total	U.S.$225,000,000.00	U.S.$275,000,000.00

Signature Page to Purchase Agreement

SCHEDULE II

JURISDICTIONS OF QUALIFICATION

Name of Entity	Jurisdiction of Formation	Jurisdictions of Qualification
GS Pipeline Company, LLC	Delaware	Texas, Mississippi and Florida
Gulf South Pipeline Company, LP	Delaware	Texas, Louisiana, Mississippi, Alabama, Florida and Kansas

SCHEDULE III

ISSUER: Gulf South Pipeline Company, LP
SECURITY:
RANKING:
SIZE:
MATURITY:
PRICE TO PUBLIC:
PAYMENT DATES:
SPREAD TO BENCHMARK TREASURY:
BENCHMARK TREASURY:
BENCHMARK TREASURY YIELD:
MAKE-WHOLE CALL:
EXPECTED SETTLEMENT DATE:
USE OF PROCEEDS:
RATING:
CUSIP/ISIN:
JOINT BOOK-RUNNING MANAGERS: Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated
CO-MANAGERS:

This communication is intended for the sole use of the person to whom it is provided by the sender.

These securities have not been registered under the Securities Act of 1933, as amended, and may only be sold to qualified institutional buyers pursuant to Rule 144A or pursuant to another applicable exemption from registration.

The information in this term sheet supplements the Partnership’s preliminary offering memorandum, dated                      (the “Preliminary Memorandum”) and supercedes the information in the Preliminary Memorandum to the extent inconsistent with the information in the Preliminary Memorandum.  This term sheet is qualified in its entirety by reference to the Preliminary Memorandum.  Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Memorandum.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.